Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASE
For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

CARRINGTON REPORTS SECOND QUARTER 2007 RESULTS

  Revenues Down from same Quarter Last Year

  17 Percent Quarter-To-Quarter Revenue Gain
  Evidences Start Of Turnaround For Core Business

  DelSite Signs Additional Agreements

IRVING, TEXAS -- August 14, 2007 -- Carrington Laboratories, Inc. (Nasdaq: CARN) reported revenue for the quarter ended June 30, 2007 of $5.6 million, compared to $6.5 million in the year ago period. The revenue in the quarter just ended, while 17 percent higher than the $4.8 million revenue reported for the first quarter of the current year, was shy of compensating for the expected 25 percent drop in Consumer Services division revenue from the year-ago quarter due mainly to the discontinuation of certain products and expiration of a key customer's materials supply agreement, as previously reported. Also as previously reported, a new, three-year supply agreement is now in place.

Medical Services revenue for the second quarter of 2007 remained essentially unchanged from the year-ago period, at $2.2 million. Grant income received for funding of research for the Company's wholly owned drug delivery subsidiary, DelSite Biotechnologies, Inc., increased by 13 percent for the quarter, to $398,000 from $352,000 a year ago.

Net loss for the second quarter of 2007, including $801,000 of net funding of DelSite, was $2.2 million, or 20 cents per basic and diluted share, remaining basically unchanged from the net loss reported for the year-ago quarter. Pro forma loss for the quarter, exclusive of DelSite net funding, was $1.4 million compared to a $1.2 million pro forma loss in the prior year period.

"The changes we initiated to bring growth and profitability back into our core business, including overhead reductions and the shedding of unprofitable products, are beginning to take hold," said Carlton E. Turner, Ph.D., Carrington's CEO. "Order flow is increasing and margins are improving as we expand plant utilization with more profitable products. We feel we are back on track and the coming quarters look very promising, particularly in the areas of OTC drug lines and devices."

Dr. Turner added that while manufacturing and regulatory requirements are more sophisticated in the device and OTC drug categories, gross margins are much greater in these areas and better enable the Company to leverage its core manufacturing competencies.

Commenting on DelSite, Dr. Turner noted increasing interest being shown by commercial companies and government health agencies in the drug delivery subsidiary's nasal and injectible formulation technologies. Subsequent to the quarter's end, DelSite received test supplies of a government-approved H5N1 bird flu antigen and is now preparing to initiate toxicology studies for a nasally administered vaccine. If successful, a human safety trial will start by year-end.

Other activities that evidence the continuing successful development of DelSite's drug and vaccine delivery technologies include a CRADA with the National Cancer Institute (NCI) for testing GelVac™ nasal powder formulation for a nasal Human Papillomavirus (HPV) vaccine.

Additional DelSite achievements during the current year have included pre-licensing and evaluation agreements with a number of companies, including Nastech Pharmaceuticals for intranasal delivery of peptide and protein therapeutics; the International Vaccine Institute (IVI) for sublingual delivery of new and existing vaccines to be used in immunization programs in needy areas of the developing world; AriaVax, Inc. for development of an investigational vaccine against HIV infection; EndoBiologics, Inc. for development of a vaccine against bacillary dysentery (shigellosis); and El Sohly Laboratories for the delivery of a therapeutic preventing the metastasis of certain cancer cells. In the second quarter alone, new licensing agreements include a two-year extension of the development program with Brookwood Pharmaceuticals and a commercial evaluation license with NIH for developing a typhoid vaccine with GelSite® polymer.

Conference Call Scheduled

Investors are invited to listen to the conference call scheduled on Thursday, August 16, 2007, at 4.15 p.m. Eastern, 3.15 p.m. Central, by dialing 866-202-0886 in the US or 617-21331-8841 internationally. The pass code is 80948721. The call is also being web cast by CCBN and can be accessed at Carrington's website at http://www.carringtonlabs.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the US and 617-801-6888 internationally. The pass code for the replay is 72302282.

The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (http://www.streetevents.com).

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit http://www.carringtonlabs.com.

Non-GAAP Financial Information

This press release contains the non-generally accepted accounting principle financial measure of Pro forma loss which is defined as net loss excluding net DelSite expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro forma loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net loss is included in the following tables.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission.

CARRINGTON LABORATORIES, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue:
Medical Services	$ 2,094	$ 2,112	$ 4,149	$ 4,223
Royalty income	104	104	209	208

Medical Services, total	2,198	2,216	4,358	4,431
Consumer Services	2,984	3,956	5,360	8,884
Grant income, DelSite	398	352	622	695

Total revenues	5,580	6,524	10,340	14,010

Cost and expenses:
Cost of product sales	4,105	5,043	7,990	10,643
Selling, general and administrative	1,902	1,918	3,789	3,767
Research and development	97	162	307	366
Research and development-DelSite	1,199	1,325	2,275	2,481
Other income	(15)	(9)	(17)	(17)
Interest expense, net	505	240	839	457

Net income (loss) before income taxes	(2,213)	(2,155)	(4,843)	(3,687)
Provision for income taxes	-	-	-	-

Net income (loss)	$ (2,213)	$ (2,155)	$ (4,843)	$ (3,687)

Net income (loss) per common share - Basic and diluted	$ (0.20)	$ (0.20)	$ (0.44)	$ (0.34)

Weighted average shares outstanding -
Basic and diluted	10,909	10,836	10,905	10,823

Reconciliation of Non-GAAP Financial>BR> Measures:
Net income (loss):	$ (2,213)	$ (2,155)	$ (4,843)	$ (3,687)
Less: DelSite grant income	398	352	622	695
Plus: DelSite expenses	1,199	1,325	2,275	2,481

Pro forma profit (loss) before DelSite	$ (1,412)	$ (1,182)	$ (3,190)	$ (1,901)

CARRINGTON LABORATORIES, INC
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006

	(unaudited)	(audited)
ASSETS:
Current Assets:
Cash and cash equivalents	$ 661	$ 878
Cash, restricted	200	-
Accounts receivable, net	2,888	2,659
Inventories, net	3,883	3,405
Prepaid expenses	394	155

Total current assets	8,026	7,097
Property, plant and equipment, net	5,694	6,093
Customer relationships, net	103	199
Other assets, net	1,291	609

Total assets	$ 15,114	$ 13,998

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Line of credit	$ 2,000	$ 1,811
Accounts payable	2,876	1,324
Accrued liabilities	1,296	1,820
Current portion of long-term debt and capital
lease obligations	402	203
Deferred revenue	839	903

Total current liabilities	$ 7,413	$ 6,061
Long-term debt and capital lease obligations,
net of debt discount	6,795	3,745
Commitments and contingencies	-	-
Shareholders' Equity:
Common stock	109	109
Capital in excess of par value	59,032	57,475
Accumulated deficit	(58,232)	(53,389)
Treasury stock at cost	(3)	(3)

Total shareholders' equity	906	4,192

Total liabilities and shareholders' equity	$ 15,114	$ 13,998